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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We hereby consent to the inclusion in this Form 8-K/A of our report dated March 23, 2001 relating to the consolidated financial statements of Access Cash International L.L.C. and Subsidiary as of December 31, 2000 and for the period from March 1, 2000 through December 31, 2000. We also consent to the inclusion in this Form 8-K/A of our report dated March 22, 2000 relating to the consolidated financial statements of Access Cash International, Inc. and Subsidiary (predecessor company) as of and for the year ended December 31, 1999. We further consent to the incorporation of such reports by reference in Registration Statement Nos. 333-51568, 333-515164, 333-51536, and 333-44830 of
eFunds Corporation and subsidiaries on Form S-8.





                                             /s/ MCGLADREY & PULLEN, LLP



Minneapolis, Minnesota
November 13, 2001